Exhibit 10.3

P180 VINCE ACQUISITION CO.

January 22, 2025

Vince Holding Corp.

500 Fifth Avenue, 20th Floor

New York, New York 10110

Re: Loan Forgiveness and Expense Reimbursement

Ladies and Gentlemen:

Reference is made to that certain credit agreement, dated as of December 11, 2020, by and among V Opco, LLC (formerly known as Vince, LLC, the “Borrower”), an indirectly wholly owned subsidiary of Vince Holding Corp. (the “Company”), the guarantors named therein (collectively, the “Guarantors”), SK Financial Services, LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement) and to that certain Stock and Loan Purchase Agreement, entered into as of the date hereof (the “Purchase Agreement”) by and among P180 Vince Acquisition Co., a Delaware corporation (the “Purchaser”), and each of the legal entities set forth on Exhibit A thereto (each, a “Seller” and collectively, the “Sellers”). Pursuant to the Purchase Agreement, the Purchaser acquired $6,984,705.41 in aggregate principal amount of Term Loans (including amounts constituting interest paid in kind and added to the principal amount of the Term Loans), together and accrued and unpaid interest thereon (the sum of such acquired Term Loans and interest, the “P180 Loans”).

As of the date of this letter, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby permanently forgives, discharges and cancels the entire amount due and owed under the P180 Loans and the Borrower, the Guarantors, and any other Person, each and collectively, have no further obligations or liabilities to Purchaser with respect to such P180 Loans.

In addition, within 30 calendar days of the date hereof, Purchaser will pay (or reimburse the Company) for all actual and documented costs and expenses incurred by the Company or its subsidiaries in connection with (a) the Purchase Agreement, (b) the preparation and negotiation of the asset-based lending facility that was abandoned and (c) the preparation, negotiation, execution and delivery of amendments, waivers or consents to the Loan Agreement and the ABL Credit Agreement (including, without limitation, in the case of each of (a), (b) and (c) above, (i) costs and expenses of the agents and lenders under the Loan Agreement and ABL Credit Agreement or the agents and lenders under the abandoned asset-based lending facility required to be paid or reimbursed by the Company or any of its subsidiaries, (ii) any fees paid to any agent or lender thereunder in connection with such amendment, waiver or consent, and (iii) any legal fees and expenses incurred by the Company (or required to be paid by the Company) in connection with any of the foregoing).

This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter constitutes the entire agreement between the parties with respect to the subject matter of this letter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this letter. This letter may be signed and exchanged in counterparts, all of which when taken together shall constitute one and the same agreement.

[Signature page to follow.]

Very truly yours,

P180 Vince Acquisition Co.

By _/s/_Brendan Hoffman______________

Name: Brendan Hoffman

Title: Chief Executive Officer

P180, Inc.

By: _/s/ Brendan Hoffman______________

Name: Brendan Hoffman

Title: Chief Executive Officer

Acknowledged and Agreed:

Vince Holding Corp.

By _/s/ David Stefko_________________
Name: David Stefko
Title: Interim Chief Executive Officer

V Opco, LLC

By _/s/ David Stefko_________________
Name: David Stefko
Title: Interim Chief Executive Officer

[Signature Page to Debt Forgiveness and Expense Reimbursement Letter]